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                                                                    EXHIBIT 99.2




July 13, 1995


Board of Directors of REN Corporation - USA

Gentlemen:

       I am pleased to offer on behalf of COBE Laboratories, Inc. ("COBE"), to acquire the equity interest represented by all of the issued and outstanding common shares, no par value, of REN Corporation-USA ("REN") not currently owned by COBE including all common shares that may be issued upon the exercise of options and warrants outstanding on the date hereof (the "Public Shares"). The principal terms of our offer are as follows:

       1. The transaction would be a cash merger in which each holder of a Public Share would receive $18 per share, or an aggregate of approximately $170 million based on the number of Public Shares outstanding on July 12, 1995.

       2. Consummation of the acquisition would be subject to among other things, approval of the Board of Directors of REN and other conditions customary in a transaction of this type.

       3. COBE proposes to finance the acquisition of the Public Shares from bank borrowings.

       4. We anticipate that, upon completion of the acquisition, COBE will cause the common shares of REN to be delisted from trading on the NASDAQ National Market System and to cause deregistration of such common shares with the Securities and Exchange Commission.

       We believe that our offer is fair to, and in the best interests of, REN and its public shareholders. The proposed acquisition price is equivalent to an 18% premium over the average closing price of the common shares on the NASDAQ National Market System over the 60 trading days ended July 12, 1995.

       We believe that the investment by COBE in REN has been beneficial to COBE and its parent, Gambro AB, and also to REN's public shareholders.
However, COBE and REN are facing an increasingly competitive environment and the prospect of industry-wide consolidation. We believe that COBE and REN must grow, by acquisition or otherwise, to compete effectively
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in this rapidly changing environment and that this growth can be achieved much more effectively if REN becomes a wholly owned subsidiary.

       We wish to make it clear that we are not interested under any circumstances in selling our interest in REN and that there is thus no prospect of a sale of controlling interest to a third party. Our offer is made pursuant to your letter dated as of July 13, 1995 to COBE.

       We understand that you may wish to deliberate on this offer through a special committee of independent directors and that such committee may wish to retain its own advisors to assist in those deliberations. We invite your representatives to meet with our advisors to discuss this proposal at your earliest convenience.

       We hope you will give this proposal your prompt attention. We reserve the right to amend or withdraw this proposal at any time in our discretion.


                                                         Sincerely,


                                                         /s/ Mats Walholstrom
                                                         -----------------------
                                                         Mats Walholstrom
                                                         President
                                                         COBE Laboratories, Inc.